Exhibit 10.1

Strictly private and confidential

To be opened by addressee only

BY HAND

26 March 2010

Mr. Shaun D. Lynn

Aythorpe Manor

Aythorpe Roding

Dunmow, Essex CM6 1PD

Dear Shaun:

I write on behalf of BGC Brokers L.P. (the “Employer”) in connection with your contract of employment (including any terms and conditions attached thereto), dated March 31, 2008 and as further amended thereafter (the “Contract”). Capitalized terms not otherwise defined herein or incorporated by reference shall have the meanings ascribed to them in the Contract.

In connection with the redemption of certain of your partnership units for cash and PSUs pursuant to the letter agreement between you and BGC Holdings, L.P., dated March 26, 2010, and other good and valuable consideration herein, the undersigned parties hereby agree to amend the Contract as set forth below, effective as of March 26, 2010.

The following subsection shall be added to numbered Section 3 of the Contract:

(e)	You acknowledge and agree that the type of contingent non-cash award in Section 3(d) above may be in the form of PSUs, and any grant to be awarded to you in 2010 (but which may be in respect of a different calendar year) and thereafter may be in the form of PSUs or such other award type as determined by the Employer. You further acknowledge and agree that the value of a PSU shall be deemed to be the result of the number of units granted multiplied by the closing price of BGC Partners, Inc. Class A common stock on the date of the final determination of such award, that a PSU has no Post-Termination Amount, and that an award of a PSU satisfies any obligation the Employer may have with respect to Section 3(d). Nothing herein shall be construed as requiring the Employer to procure the grant of any particular type of contingent non-cash grant award or prevents the Employer from procuring the grant of any other type of contingent non-cash grant award from time to time. For the avoidance of doubt, any payment, award, benefit, or loan of money or property (including without limitation distributions in respect of such award and the application of any distributions) (each an “Award”) pursuant to this Contract or otherwise, and whether provided by the Employer or by any Associated Company or affiliate of the Employer, may be made in such currency, using such currency exchange rates and on such terms, as shall be determined in the sole and absolute discretion of the Employer. Where the Employer procures that any such Award is provided to you by an Associated Company or an affiliate, you agree that the Employer shall be entitled to treat such Award as being in satisfaction of any of its own obligations to you, including but not limited to Section 3(d) herein.

The undersigned acknowledges and agrees that the undersigned has not relied on any oral or written statements by any person in connection with any election made by the undersigned. This letter amendment supersedes all other representations and descriptions, oral or written, and all other communications between the parties relating to the subject matter of this letter amendment. Other than as stated herein, all other terms and conditions of your employment remain as set out in the Contract and any amendments thereto (including but not limited to this amendment).

This letter agreement may only be treated as an offer capable of acceptance if executed by Howard Lutnick. It may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. Each such counterpart signature may be delivered via telecopier or email.

Yours sincerely,

Howard W. Lutnick

For and on behalf of BGC Partners, Inc. and BGC Brokers L.P.

I acknowledge and agree to the terms set out above.

/s/ Shaun D. Lynn	March 31, 2010
Shaun D. Lynn	Date

[Amendment to the Contract between BGC Brokers L.P. and

Shaun D. Lynn, dated March 26, 2010]

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